Exhibit 99.1

Customers Bancorp, Inc. Completes Acquisition of Berkshire Bancorp Inc.

WYOMISSING, Pa., Sept. 17, 2011 /PRNewswire/ -- Customers Bancorp, Inc. is pleased to announce that it has completed its acquisition of Berkshire Bancorp, Inc.  On Monday, September 19, Berkshire Bank branches will open as Customers Bank offices.  Customers Bank will now have 6 branch locations in Berks County and will provide a full range of banking services to small and medium sized businesses, professionals, individuals and families.

"We welcome Norman Heilenman, Richard Gromis, Lori Maley and all of the Berkshire employees to the Customers Bank family.  We look forward to providing high tech, high touch delivery of our banking solutions to the Berks County community that we know so well," stated Jay Sidhu, Chairman and CEO of Customers Bancorp and Customers Bank.

Customers Bank will begin offering its "simple to understand, simple to use" products and services on September 19th, to all Berkshire Bank customers.  "Being able to get cash from any ATM in the USA for free (surcharges are refunded automatically), the ability to get your account balance or a low balance alert right in the palm of your hand, appointment banking with our Concierge Banking, and being able to deposit checks without going to a branch are just a few examples on how we 'take the bank to the customer.' It's all about adding convenience and value, with a superb customer service environment that has helped fuel our growth," stated Richard Ehst, President of Customers Bank.

"Our growth in deposits has enabled us to be one of the banks that is ready to lend money to support the needs of the Berks County community.  Our commercial lenders are local to Berks County so the existing customers of Berkshire Bank will still deal with local lenders – making sure that response time remains fast," stated Tim Romig, Chief Lending Officer.

About Customers Bancorp and Customers Bank

Customers Bancorp, Inc. (the "Bancorp") is a bank holding company based in Wyomissing, Pennsylvania.  On September 17, 2011, Customers Bank was reorganized into Customers Bancorp, Inc. Shares of Customers Bank's common stock were converted into shares of the Bancorp's common stock at an exchange ratio of 3 to 1.  Customers Bank (the "Bank") is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC). With assets of approximately $1.7 billion, the Bancorp provides a full range of banking services to small and medium sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

"Safe Harbor" Statement

This press release contains statement which, to the extent that they are not recitation, of historical fact, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.  These forward looking statements include statements with respect to the Bank's strategies, goals, beliefs, expectations, estimates, intentions, and financial condition, results of operations, future performance and business. Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bancorp's control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bancorp's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. The Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bancorp and any such forward-looking statement. The Bancorp does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.